As filed with the Securities and Exchange Commission on September 24, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRAGE LOGIC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0416232 (I.R.S. Employer Identification No.)

46501 Landing Parkway, Fremont, California 94538
(510) 360-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ADAM A. KABLANIAN
President and Chief Executive Officer
Virage Logic Corporation
46501 Landing Parkway
Fremont, California 94538
(510) 360-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
SARAH O’DOWD, ESQUIRE
Heller Ehrman White & McAuliffe LLP
275 Middlefield Road
Menlo Park, California 94025
Telephone: (650) 324-7000
Facsimile: (650) 324-0638

Approximate date of commencement of proposed sale to the public:
From time to time as soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Share (2)	Price(2)	Registration Fee

Common Stock, $0.001 par value	210,000	$9.58	$2,011,800	$185.09

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on September 19, 2002.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUMMARY
WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2

Subject to completion, dated September 24, 2002

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

PROSPECTUS

[LOGO OF VIRAGE LOGIC]

VIRAGE LOGIC CORPORATION

210,000 Shares of Common Stock

_______________________

     This prospectus may be used only in connection with the resale, from time to time, of 210,000 shares of our common stock, par value $0.001, by the selling stockholders identified in this prospectus who are former shareholders of In-Chip Systems, Inc (“In-Chip”). The shares of common stock were issued to the selling stockholders pursuant to an agreement and plan of reorganization between Virage Logic Corporation (“Virage Logic”), In-Chip and In-Chip Acquisition, Inc., a wholly-owned subsidiary of Virage Logic. Certain information about the time and manner in which the stockholders may sell shares of our common stock under this prospectus, is provided under the sections entitled “Selling Stockholders” and “Plan of Distribution” in this prospectus.

     Our common stock is quoted on the Nasdaq National Market under the symbol “VIRL.” On September 23, 2002, the last reported sales price of our common stock was $9.43 per share.

     Investing in our common stock involves risk. Beginning on page 5, we have listed several “Risk Factors” which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2002

PROSPECTUS SUMMARY

     Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the risks of investing discussed under “Risk Factors,” beginning on page 5, and the financial statements included in our other filings with the Securities and Exchange Commission, before making an investment decision.

OVERVIEW

     Virage Logic Corporation (“Virage Logic”) provides silicon infrastructure in the form of semiconductor intellectual property containing embedded memory and logic elements for systems-on-a-chip (SOC) integrated circuits that power today’s Internet and high-speed communications, computer and consumer products, such as cellular and digital phones, pagers, digital cameras, DVD players, switches and modems. Our semiconductor intellectual property consists of (1) embedded memories, (2) compilers that allow chip designers to configure our memories into different sizes and shapes on a single silicon chip, (3) memory test processor and fuse box components for embedded test and repair of defective memory cells, and (4) software development tools that can be used to build memory compilers. We also provide custom memory design services. Our customers include leading fabless semiconductor companies such as ATI Technologies, AMCC (MMC Networks), Broadcom, Intel (Level One), PMC-Sierra, TranSwitch and Vitesse Semiconductor and leading integrated device manufacturers such as Agere, Conexant, Ericsson, IBM, Philips Electronics, STMicroelectronics and Toshiba.

     We develop our memories and compilers to comply with the manufacturing processes used to create the silicon chips for our customers’ products. For our integrated device manufacturer customers, we develop our products to comply with the processes used by their internal manufacturing facilities. For our fabless semiconductor customers, we develop our products to comply with the processes of the third-party semiconductor manufacturing facilities, or foundries, that these companies rely on to manufacture the silicon chips for their products. We also pre-test our products before their release on the market by having actual chips containing our memories produced by third party foundries, so that we can provide our customers with test data and assurance that chips produced using our intellectual property will be manufacturable. As a result, our intellectual property enables our customers to shorten the design time of new product development. Our products are certified for production by several of the leading third-party foundries used by fabless semiconductor companies, such as Taiwan Semiconductor Manufacturing Company, or TSMC, United Microelectronics Company, or UMC, and Chartered Semiconductor Manufacturing, or Chartered.

ACQUISITION OF IN-CHIP SYSTEMS, INC.

     On May 24, 2002, Virage Logic completed its acquisition of In-Chip Systems, Inc. (“In-Chip”). The primary business of In-Chip is the provision of logic platforms for system-on-chip applications. Virage Logic acquired In-Chip pursuant to an agreement and plan of reorganization dated as of May 4, 2002 by and among Virage Logic, In-Chip and In-Chip Acquisition, Inc., a wholly-owned subsidiary of Virage Logic. Under the terms of the merger agreement, Virage Logic purchased the stock of In-Chip from its shareholders for a purchase price valued at approximately $17 million. The purchase price was paid in Virage Logic common stock and cash, subject to certain adjustments as set forth in the merger agreement and with some of the cash payments to be made by Virage Logic over time.

THE OFFERING

     The following is a brief summary of the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements included in our other filings with the Securities and Exchange Commission.

Securities Offered	210,000 shares of common stock, par value $0.001 per share.

Use of Proceeds	We will not receive any of the proceeds of the resale of the shares of common stock by the selling stockholders.

Trading	Our common stock is quoted on the Nasdaq National Market under the symbol “VIRL.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of common stock offered by the selling stockholders pursuant to this prospectus.

     You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of our common stock.

     Unless stated otherwise, references in this prospectus to “Virage Logic” the “Company,” “we,” “our” or “us” refer to Virage Logic Corporation, a Delaware corporation, and not to any of its subsidiaries.

     We maintain a website on the Internet at http://www.viragelogic.com. Information contained on our website does not constitute part of this prospectus.

     Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding Virage Logic and our common stock, including certain exhibits and schedules.

     You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549.

     You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of The National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

     The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate by reference all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of shares of our common stock offered by this prospectus.

Documents Filed by Virage Logic with the Securities and
Exchange Commission (File No. 000-31089)	Period

Annual Report on Form 10-K	Fiscal year ended September 30, 2001
Quarterly Report on Form 10-Q	Quarterly period ended December 31, 2001
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2002
Quarterly Report on Form 10-Q	Quarterly period ended June 30, 2002
Current Report on Form 8-K	Filed on June 7, 2002
Current Report on Form 8-K/A	Filed on August 7, 2002
The description of our common stock as set forth in our Registration Statement on Form 8-A and any amendment or report filed for the purpose of updating such description	Filed on July 20, 2000

     You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Virage Logic Corporation 46501 Landing Parkway Fremont, California 94538 (510) 360-8000

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

FORWARD LOOKING STATEMENTS

     Statements made in this prospectus, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance, including statements relating to products, customers, business prospects and effects of acquisitions. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including our ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies, our ability to obtain royalty revenues from customers in addition to license fees, business and economic conditions generally and in the semiconductor industry in particular, competition in the market for embedded memories and logic elements, the ability to integrate In-Chip and its products into the Company and to maintain and develop relationships with existing In-Chip customers, and other risks and uncertainties including those set forth below under “Risk Factors” that could cause actual events or results to differ materially from any forward-looking statement. These forward-looking statements speak only as of the date hereof, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. The following information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on pages 15-20 of the Company’s Form 10-K for the fiscal year ended September 30, 2001 filed with the Securities and Exchange Commission on December 19, 2001.

     You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and of information currently and reasonably known. We undertake no obligation to release any revisions to these forward-looking statements which may be made to reflect events or circumstances which occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events.

RECENT DEVELOPMENTS

Sale of Equity Investment in Atmos Corporation

     On August 30, 2002 Virage Logic sold 3,333,333 Class D Preference Shares of Atmos Corporation to Monolithic System Technology, Inc. in consideration for approximately $5,300,000 for the Atmos shares and other agreements. At the same time Virage Logic received from Atmos payment of $200,000 for a trade receivable owed by Atmos. In the third quarter of fiscal 2002, Virage Logic recorded an impairment charge for the carrying value of its investment in Atmos due to the uncertainty surrounding the future recoverability of the investment. The proceeds from the sale of the Atmos shares will cover most of Virage Logic’s original investment and related expenses, leaving a projected loss of approximately $200,000.

RISK FACTORS

The technology used in the semiconductor industry is rapidly changing and if we are unable to develop new technologies and adapt our existing intellectual property to new processes, we will be unable to attract or retain customers.

     The semiconductor industry has been characterized by an increasingly rapid rate of development of new technologies and manufacturing processes, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater speed and functionality. Our future success depends on our ability to develop new technologies and introduce new products to the marketplace in a timely manner, and to adapt our existing intellectual property to satisfy the requirements of new processes and our customers. If our development efforts are not successful or are significantly delayed, or if the enhancements or new generations of our products do not achieve market acceptance, we may be unable to attract or retain customers and our operating results could be harmed. Our ability to continue developing technical innovations involves several risks, including:

•	our ability to anticipate and respond in a timely manner to changes in the requirements of semiconductor companies;

•	the emergence of new semiconductor manufacturing processes and our ability to enter into strategic relationships with third-party semiconductor foundries to develop and test technologies for these new processes and provide customer referrals;

•	the significant research and development investment that we may be required to make before market acceptance, if any, of a particular technology;

•	the possibility that the industry may not accept a new technology after we have invested a significant amount of resources to develop it; and

•	new technologies introduced by our competitors.

     If we are unable to adequately address these risks, our intellectual property will become obsolete and we will be unable to sell our products. Further, as new technologies or manufacturing processes are announced, customers may defer licensing our intellectual property until those new technologies become available or our intellectual property has been adopted for that manufacturing process.

     In addition, research and development requires a significant expense and resource commitment. Since we have a limited operating history, we are unable to predict our future resources. As a result, we may not have the financial and other resources necessary to develop the technologies demanded in the future and may be unable to attract or retain customers.

Our quarterly operating results may fluctuate significantly and any failure to meet financial expectations, for any fiscal quarter may cause our stock price to decline.

     Our quarterly operating results are likely to fluctuate in the future due to a variety of factors, many of which are outside of our control. Because our expenses are largely independent of our revenues in any particular period, we are unable to accurately forecast our operating results. As a result, if our revenues are below expectations in any quarter, our inability to adjust spending in a timely manner to compensate for the revenue shortfall may magnify the negative effect of the revenue shortfall.

     Factors that could cause our revenues and operating results to vary from quarter to quarter include:

•	large orders unevenly spaced over time;

•	establishment or loss of strategic relationships with third-party semiconductor foundries;

•	timing of new technologies and technology enhancements by us and our competitors;

•	shifts in demand for products that incorporate our intellectual property;

•	the timing and completion of milestones under customer agreements;

•	the impact of competition on license revenues or royalty rates;

•	the cyclical nature of the semiconductor industry and the general economic environment;

•	changes in development schedules, research and development expenditure levels and product support by us and our customers; and

•	historically, we have recorded a significant portion of our quarterly revenues in the last month of a quarter as a result of closing more product orders, and therefore, a higher percentage of product shipments, in the last month of a quarter than in the first months of a quarter. Some customers believe they can enhance their bargaining power by waiting until the end of the quarter to finalize negotiations.

     As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and you should not rely on these comparisons as indications of future performance. These factors make it difficult for us to accurately predict our revenues and may cause our operating results to be below market analysts’ expectations in some future quarters, which could cause the market price of our stock to decline.

If we are unable to maintain existing relationships and develop new relationships with third-party semiconductor manufacturers, or foundries, we will be unable to verify our technologies on their processes and license our intellectual property to their customers.

     Our ability to verify our technologies for new manufacturing processes depends on entering into development agreements with third-party foundries to provide us with access to these processes. In addition, we rely on third-party foundries to manufacture our silicon test chips and to provide referrals to their customer base. We currently have agreements with Taiwan Semiconductor Manufacturing Company, or TSMC, United Microelectronics Corporation, or UMC, and Chartered Semiconductor Manufacturing or Chartered. If we are unable to maintain our existing relationships with these foundries or enter into new agreements with other foundries, we will be unable to verify our technologies for their manufacturing processes. We would then be unable to license our intellectual property to fabless semiconductor companies that use these foundries to manufacture their silicon chips, which is a significant source of our revenues.

If demand for products incorporating complex semiconductors and embedded memories does not rise, our business may be harmed.

     Our business and the adoption and continued use of our intellectual property by semiconductor companies depends on the demand for products requiring complex semiconductors and embedded memories, such as cellular and digital phones, pagers, digital cameras, DVD players, switches and modems. The demand for such products is uncertain and difficult to predict. A reduction in the demand for products incorporating complex semiconductors and embedded memories or in the general economic environment which results in the cutback of research and development budgets or capital expenditures would likely result in a reduction in demand for our products and could harm our business.

     In addition, the semiconductor industry is highly cyclical and has fluctuated between significant economic downturns characterized by diminished demand, accelerated erosion of average selling prices and production overcapacity, as well as periods of increased demand and production capacity constraints. The semiconductor industry is currently experiencing a downturn and the U.S. economy has yet to rise out of an economic slowdown that involves lower levels of expenditures by businesses and individuals. As a result of such fluctuations in the semiconductor industry and the general economic slowdown, we may face a reduced number of design starts, tightening of customers’ operating budgets, extensions of the approval process for new orders and projects and consolidation among our customers, all of which may harm the demand for our embedded memories and may cause us to experience substantial period-to-period fluctuations in our operating results. Further, the markets for third-party semiconductor intellectual property and embedded memories have emerged only in recent years. Because of the recent emergence of these markets, it is difficult to forecast whether these markets will continue to develop or grow at a rate sufficient to support our business.

Problems associated with international business operations could affect our ability to license our intellectual property.

     Sales to customers located outside the United States accounted for 48% of our revenues for the nine month period ended June 30, 2002, 55% of our revenues in fiscal 2001 and between 44% to 50% of our revenues in the fiscal years 1998 to 2000. We anticipate that sales to customers located outside the United States will increase and will continue to represent a significant portion of our total revenues in future periods. In addition, most of our customers that do not own their own fabrication plants rely on third-party foundries that may be outside of the United States. Accordingly, our operations and revenues are subject to a number of risks associated with doing business in international markets. These risks may include the following:

•	managing foreign distributors and sales partners and sharing revenues with such third parties;

•	staffing and managing foreign branch offices and subsidiaries;

•	political and economic instability;

•	greater difficulty in collecting account receivables resulting in longer collection periods;

•	foreign currency exchange fluctuations;

•	changes in tax laws and tariffs;

•	compliance with, and unexpected changes in, a wide variety of foreign laws and regulatory environments with which we are not familiar;

•	timing and availability of export licenses;

•	inadequate protection of intellectual property rights in some countries; and

•	obtaining governmental approvals for certain technologies.

     If these risks actually materialize, our international operations may be adversely affected and sales to international customers, as well as those domestic customers that use foreign fabrication plants, may decrease.

If we are unable to continue establishing relationships with semiconductor companies to license our intellectual property, our business will be harmed.

     We currently rely on license fees from the sale of perpetual licenses to generate a large portion of our revenues. These licenses produce large amounts of revenue in the periods in which the license fees are recognized, but are not necessarily indicative of a commensurate level of revenue from the same customers in future periods. In addition, our agreements with our customers do not obligate them to license new or future generations of our intellectual property. As a result, the growth of our business depends significantly on our ability to expand our business with existing customers and attract new customers.

     We face numerous challenges in entering into license agreements with semiconductor companies on terms beneficial to our business, including:

•	the lengthy and expensive process of building a relationship with a potential licensee;

•	competition with the internal design teams of semiconductor companies; and

•	the need to persuade semiconductor companies to rely on us for critical technology.

     These factors may make it difficult for us to maintain our current relationships or establish new relationships with additional licensees. Further, there is a finite number of fabless semiconductor companies and integrated device manufacturers to which we can license our intellectual property. If we are unable to establish and maintain these relationships, we will be unable to generate license fees and our revenues will decrease.

Our international operations may be adversely affected by instability in the countries in which we operate.

     We currently have a subsidiary in Israel and Germany, and we expect to continue expanding our direct sales force in Europe. In addition, a growing portion of our intellectual property is being developed in development centers located in the Republic of Armenia and India. Israel has recently faced an increased level of violence and terror, India is experiencing an increased level of violence and tension with its neighboring country, Pakistan and Armenia, only independent since 1991, has suffered significant political and economic instability. Accordingly, continued and heightened unrest in areas of the world in which we operate may adversely affect our business in a number of ways, including the following:

•	changes in the political or economic conditions in Armenia and the surrounding region, such as fluctuations in exchange rates, changes in laws protecting intellectual property, the imposition of currency transfer restrictions or limitations, or the adoption of burdensome trade or tax policies, procedures, rules, regulations or tariffs, could adversely affect our ability to develop new products, to take advantage of the cost savings associated with operations in Armenia, and to otherwise conduct business effectively in Armenia;

•	our ability to continue conducting business in Israel and other countries in the normal course may be adversely affected by increased risk of social and political instability and our employees working in and visiting in Israel may be affected by terrorist attacks;

•	our Israeli customers’ demand for our products may be adversely affected because of negative economic consequences associated with reduced levels of safety and security in Israel.

General economic conditions and recent terrorist attacks may reduce our revenues and harm our business

     As our business has grown, we have become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. Because of the continued economic slowdown in the United States and in other parts of the world, many industries are delaying or reducing technology purchases and investments and similarly, companies in these industries may delay payment for such technology purchases and investments. In addition, the unrest in Israel and the Middle East may negatively impact the investments our worldwide customers make in this geographic region. The impact of this slowdown on us is difficult to predict, but if businesses or consumers defer or cancel purchases of new products that contain embedded memories, purchases by fabless semiconductor companies and integrated device manufacturers and production levels by semiconductor manufacturers could decline causing our revenues to be adversely affected, which would have an adverse effect on our results of operations and could have an adverse effect on our financial condition.

If we are unsuccessful in increasing our royalty based and project based revenues, our revenues and profitability may not be as large as we anticipate.

     We have historically generated revenues almost entirely from license fees. We have agreements with certain third-party semiconductor foundries to pay us royalties on their sales of silicon chips they manufacture for our fabless customers. For the nine months ended June 30, 2002 and 2001, we recorded approximately $1.2M and $861,000, respectively, of royalty revenues. Beginning with our Custom-Touch STAR Memory System, CAM technologies and more recently with the introduction of our NOVeA technology, in addition to collecting royalties from third-party semiconductor foundries, we intend to increase our royalty base by collecting royalties directly from our integrated device manufacturer and fabless customers. The continued growth of our revenues depends in part on increasing our royalty revenues, but we may not be successful in convincing all customers to agree to pay us royalties. Additionally, these royalty arrangements may not provide us with the anticipated benefits as sales of products incorporating our intellectual property may not offset lower license fees. Although we have the right to audit the records of semiconductor manufacturers and fabless semiconductor companies, we face the potential for lost revenues from inaccurate or incomplete reporting associated with the royalty collection process, due to our limited experience and systems in place to conduct reviews of the accuracy of royalty reports we receive from our customers. In addition, many factors beyond our control, such as fluctuating sales volumes of products that incorporate our intellectual property, the cyclical nature of the semiconductor industry that affect the number of designs, commercial acceptance of these products, accuracy of revenue reports and difficulties in the royalty collection process, limit our ability to forecast our royalty revenues.

     Recently we have entered into agreements with certain customers that provide for a payment of a project fee each time the customer completes a unique design incorporating our intellectual property. No revenue related to project fees has been recorded to date. This revenue stream is dependent on the ability of semiconductor companies to successfully design and manufacture silicon chips.

We have a long and variable sales cycle, which can result in uncertainty and delays in generating additional revenues.

     Historically, because of the complexity of our products, it can take a significant amount of time and effort to explain the benefits of our products and to negotiate a sale. For example, it generally takes at least three to nine months after our first contact with a prospective customer before we start licensing our intellectual property to that customer. In addition, purchase of our products is usually made in connection with new design starts, which are out of our control. Accordingly, we may be unable to predict accurately the timing of any significant future sales of software licenses. We may also spend substantial time and management attention on potential licenses that are not consummated, thereby foregoing other opportunities.

We rely on a small number of customers for a substantial portion of our revenues.

     We have been dependent on a relatively small number of customers for a substantial portion of our annual revenues in each fiscal year, although the customers comprising this group have changed from time to time. For the nine months ended June 30, 2002, no single customer generated more than 10% of our revenues. In fiscal 2001, Philips Electronics and Intel Corporation generated 12% and 14% of our revenues, respectively. In fiscal 2000, no single customer generated more than 10% of our revenues. In fiscal 1999, ATI Technologies, MMC Networks, National Semiconductor and Toshiba each generated between 10% and 18% of our revenues for a total of 56% of our revenues. We expect a small number of companies in the aggregate to represent between 20% to 40% of our revenues for the foreseeable future. The license agreements we enter into with our customers do not obligate them to license future generations of our intellectual property and, as a result, we cannot predict the length of our relationship with any of our significant customers. As a result of this customer concentration, we could experience a dramatic reduction in our revenues if we lose one or more of our significant customers and are unable to replace them.

The market for embedded memory is highly competitive, and we may lose market share to larger competitors with greater resources and to companies that develop their own memory technologies using internal design teams.

     We face competition from both existing suppliers of embedded memories as well as new suppliers that may enter the market. We also compete with the internal design teams of large, integrated device manufacturers. Many of these internal design teams have substantial programming and design resources and are part of larger organizations with substantial financial and marketing resources. These internal teams may develop technologies that compete directly with our technologies or may actively seek to license their own technologies to third parties.

     Many of our existing competitors have longer operating histories, greater brand recognition and larger customer bases, as well as greater financial and marketing resources, than we do. This may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources than we can to the development and promotion of their products. In addition, the intense competition in the market for embedded memory could result in pricing pressures, reduced license revenues, reduced margins or lost market share, any of which could harm our operating results and cause our stock price to decline.

We may be unable to attract and retain key personnel who are critical to the success of our business.

     We believe that one of our significant competitive advantages is the size and quality of our engineering team. Our future success also depends on our ability to attract and retain engineers and other highly skilled personnel and senior managers. In addition, in order to meet our planned growth we must increase our sales force, both domestic and international, with qualified employees. Hiring qualified technical, sales and management personnel is difficult due to a limited number of qualified professionals and competition in our industry for these types of employees. We have in the past experienced delays and difficulties in recruiting and retaining qualified technical and sales personnel and believe that at times our employees are recruited aggressively by our competitors and start-up companies. Our employees are “at will” and may leave our employment at any time, and under certain circumstances, start-up companies can offer more attractive stock option packages than we offer. As a result, we may experience significant employee turnover. Failure to attract and retain personnel, particularly sales and technical personnel, would make it difficult for us to develop and market our technologies.

     In addition, our business and operations are substantially dependent on the performance of our key personnel, including Adam A. Kablanian, our President and Chief Executive Officer, and Alexander Shubat, our Vice President of Engineering and Chief Technical Officer. We do not have formal employment agreements with Mr. Kablanian or Mr. Shubat and do not maintain “key man” life insurance policies on their lives. If Mr. Kablanian or Mr. Shubat were to leave or become unable to perform services for our company, our business would be severely harmed.

We may be unable to deliver our customized memory products in the time-frame demanded by our customers, which could damage our reputation and future sales.

     A portion of our contracts require us to provide customized products within a set delivery timetable. We have experienced delays in the progress of certain projects in the past, and we may experience such delays in the future. Any failure to meet significant customer milestones could damage our reputation in our industry and harm our ability to attract new customers.

We may need additional capital that may not be available to us and, if raised, may dilute our stockholders’ ownership interest in us.

     We may need to raise additional funds to develop or enhance our technologies, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance our products or services, or otherwise respond to competitive pressures would be significantly limited.

We may have difficulty achieving and sustaining profitability and may experience additional losses in the future.

     During the quarter ended June 30, 2002, we recorded a net loss of $6.0 million. After reporting three consecutive profitable quarters (GAAP basis), several non-operating factors including an in-process research and development charge and deferred compensation expenses associated with the acquisition of In-Chip Systems, Inc. and an impairment charge associated with a strategic investment caused us to report a net loss for the fiscal third quarter and nine months period. In order to achieve profitability again, we will need to continue to generate new sales while controlling our costs. As we plan on continuing the growth of our business and expect to increase the size of our company in the next twelve months, we may not be able to successfully generate enough revenues to remain profitable with this growth. Any failure to increase our revenues and control costs as we pursue our planned growth would harm our profitability and would likely negatively affect the market price of our stock.

If we are unable to effectively manage our growth, our business may be harmed.

     Our future success depends on our ability to successfully manage our growth. Our ability to manage our business successfully in a rapidly evolving market requires an effective planning and management process. Our customers rely heavily on our technological expertise in designing and testing our products. Relationships with new customers may require significant engineering resources. As a result, any increase in the demand for our products will increase the strain on our personnel, particularly our engineers.

     We have continued to grow our headcount from 138 full-time employees at September 30, 2000 to 202 full-time employees at September 30, 2001 to 272 full-time employees at June 30, 2002. We have continued to increase our international presence, have increased substantially the number of our customers and have acquired In-Chip Systems, Inc. This growth has placed, and is expected to continue to place, significant strain on our managerial and financial resources as well as our limited financial and management controls, reporting systems and procedures. Although some new controls, systems and procedures have been implemented, our future growth, if any, will depend on our ability to continue to implement and improve operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls. Since our growth has occurred over such a limited time period, we do not have sufficient experience managing the current size of our business to be able to fully assess our ability to continue to manage its growth in the future. Our inability to manage any future growth effectively would be harmful to our revenues and profitability.

Any acquisitions we make may not provide us the expected benefits and could disrupt our business and harm our financial condition.

     We have recently acquired In-Chip Systems, Inc., and we may continue to acquire businesses or technologies that we believe are a strategic fit with our business. The In-Chip acquisition as well as other future acquisitions may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. In addition, the integration of the business of In-Chip and of other acquisition targets may prove to be more difficult than expected, and we may be unsuccessful in maintaining and developing relations with the employees, customers and business partners of In-Chip and other acquisition targets. Since we will not be able to accurately predict these difficulties and expenditures, it is possible that these costs may outweigh the value we realize from a future acquisition. Future acquisitions could result in issuances of equity securities that would reduce our stockholders’ ownership interest, the incurrence of debt, contingent liabilities, deferred stock based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

If we are not able to protect our intellectual property adequately, we will have less proprietary technology to license, which will reduce our revenues and profits.

     Our patents, copyrights, trademarks, trade secrets and other intellectual property are critical to our success. We rely on a combination of patent, trademark, copyright, mask work and trade secret laws to protect our proprietary rights. We cannot be sure that the U.S. Patent and Trademark Office will issue patents or trademark registrations for any of our pending applications. Further, any patents or trademark rights that we hold or may hold in the future may be challenged, invalidated or circumvented or may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us. We have not attempted to secure patent protection in foreign countries, and the laws of some foreign countries may not adequately protect our intellectual property as well as the laws of the United States. Also, the portion of our intellectual property developed outside of the United States may not receive the same copyright protection that it would receive if it was developed in the United States. As we increase our international presence, we expect that it will become more difficult to monitor the development of competing technologies that may infringe on our rights as well as unauthorized use of our technologies.

     We use licensing agreements, confidentiality agreements and employee nondisclosure and assignment agreements to limit access to and distribution of our proprietary information and to obtain ownership of technology prepared on a work-for-hire basis. Even though we have taken all customary industry precautions, we cannot be sure that we have taken adequate steps to protect our intellectual property rights and deter misappropriation of these rights or that we will be able to detect unauthorized uses and take immediate or effective steps to enforce our rights. Since we also rely on unpatented trade secrets to protect some of our proprietary technology, we cannot be certain that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to our proprietary technology or disclose that technology. We also cannot be sure that we can ultimately protect our rights to our unpatented proprietary technology. In addition, third parties might obtain patent rights to such unpatented trade secrets, which they could use to assert infringement claims against us.

Third parties may claim we are infringing or assisting others to infringe their intellectual property rights, and we could suffer significant litigation or licensing expenses or be prevented from licensing our technology.

     While we do not believe that any of our technology infringes the valid intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may cover some of our technology. As a result, third parties may claim we or our customers are infringing their intellectual property rights. Our license agreements typically require us to indemnify our customers for infringement actions related to our technology.

     Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert our management and key personnel from our business operations. The complexity of the technology involved makes any outcome uncertain. If we do not prevail in any infringement action, we may be required to pay significant damages and may be prevented from developing some of our technology or from licensing some of our intellectual property for certain manufacturing processes unless we enter into a royalty or license agreement. In addition, if challenging a claim is not feasible, we might be required to enter into royalty or license agreements in order to settle a claim and continue to license or develop our intellectual property, which may result in significant expenditures. We may not be able to obtain such agreements on terms acceptable to us or at all, and thus, may be prevented from licensing or developing our technology.

Changes to accounting standards and rules could either delay our recognition of revenues or reduce the amount of revenues that we may recognize at a specific time or increase the expenses we may have to record in a given period, and thus defer or reduce our profitability. These effects on our reported results could cause our stock price to be lower than it otherwise might have been.

     We adopted the American Institute of Certified Public Accountants’ Statement of Position, or SOP, 97-2, “Software Revenue Recognition,” as of October 1, 1998. In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” We implemented these provisions as of October 1, 1999. In December 1999, the Securities and Exchange Commission issued SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” which summarizes certain of the SEC’s views in applying generally accepted accounting principles to revenue recognition in financial statements. Additional accounting guidance or pronouncements in the future could affect the timing of our revenue recognition in the future, which could cause our operating results to fail to meet the expectations of investors and securities analysts. In addition, changes to accounting policies that affect other aspects of our business, such as employee stock option grants may adversely affect our reported financial results.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock offered by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from such sales (see “Selling Stockholders”).

SELLING STOCKHOLDERS

     In connection with our acquisition of In-Chip Systems on May 24, 2002, we issued shares of our common stock to the selling stockholders identified in the table below, and we agreed to register a number of their shares for resale. We also agreed to use commercially reasonable efforts to keep the registration statement effective for a period ending on the first to occur of:

(i) the date when all of the shares registered under this registration statement and not previously sold by the selling stockholders may be sold under Rule 144 in any three-month period and

(ii) two (2) years after the effective time of this registration statement.

     Our registration of the shares of our common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 18, 2002, of each of the selling stockholders.

     The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

	Number of Shares		Shares Being	Percentage of Class
Selling Stockholder	Beneficially Owned		Offered	Following the Offering

Reeta Gheewala and Tushar Gheewala Living Trust uta dated 5/29/90	404,306	(1)(2)	85,759	2%
Samay Gheewala	17,844	(1)	17,844	*
Nikhil Gheewala	17,843	(1)	17,843	*
Gheewala 2000 Children’s Trust fbo Samay Gheewala	12,754	(1)	12,754	*
Gheewala 2000 Children’s Trust fbo Nikhil Gheewala	12,754	(1)	12,754	*
Deepak Sherlekar	18,922		12,335	*
Duane Breid	12,103		12,103	*
Michael Colwell	23,647		10,473	*
Ashwin Shah	4,655		4,655	*
Gene Sluss	9,770		4,282	*
Henry Yang	8,979		3,491	*
Chi-Jung Huang	5,952		3,025	*
Gary Cheung	2,327		2,327	*
Tobin Lane	4,057		1,862	*
Eric Steeg	3,325		1,862	*
Mark Strauss	1,745		1,745	*
Janet Sorrentino	3,458		1,629	*
Darrell Heinecke	1,956		931	*
Kim-Uyen Tran	931		931	*
Richard Hogg	465		465	*
William Hunsicker	465		465	*
Nick Varveris	465		465	*

*	Less than 1% of the outstanding common stock.

(1)	The shares are beneficially owned by Tushar Gheewala. Mr. Gheewala serves as Vice President, SoC Platforms of Virage Logic.

(2)	Of the shares, 242,583 are subject to a right of repurchase in favor of Virage Logic, which right of repurchase lapses as to 50% of the shares on May 24, 2003, as to an additional 33% of the shares on May 24, 2004 and as to the remaining 17% of the shares on May 24, 2005.

     As explained below under “Plan of Distribution,” we have agreed to bear all expenses of this Registration Statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell shares, a supplement to this prospectus, if required, will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     •     on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

     •     in the over-the-counter market;

     •     in negotiated transactions other than on such exchanges;

     •     by pledge to secure debts and other obligations;

     •     in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     •     in a combination of any of the above transactions.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

     We entered into registration rights agreements for the benefit of the selling stockholders to register certain shares of our common stock held by such selling stockholders under applicable federal and state securities laws and under specific circumstances and at specific times. The registration rights agreements provide for cross-indemnification of the selling stockholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act of 1933.

     Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may chose not to sell all of the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by us. These expenses include the SEC’s filing fees, fees under state securities or “blue sky” laws, legal fees and printing costs.

LEGAL MATTERS

     Heller Ehrman White & McAuliffe LLP, Menlo Park, California, has opined on the validity of the shares of common stock being offered pursuant to this prospectus.

EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Virage Logic Corporation as of and for the year ended September 30, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended September 30, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by Virage Logic in connection with the issuance and distribution of the shares of common stock being registered. All amounts are estimated except the SEC registration fee.

Registration Fee	$185.00
Printing	$2,000.00
Accounting Fees and Expenses	$10,000.00
Legal Fees and Expenses	$5,000.00
Miscellaneous	$2,000.00
Total	$19,185.00

Item 15. Indemnification of Directors and Officers

     Section 145 of Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Virage Logic’s Amended and Restated Certificate of Incorporation and bylaws provide that Virage Logic will indemnify its directors and executive officers to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, Virage Logic has entered into separate indemnification agreements with its directors and executive officers that require Virage Logic, among other things, to indemnify them against certain liabilities which may arise by any reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The indemnification provisions in Virage Logic’s Amended and Restated Certificate of Incorporation and bylaws and the indemnification agreements entered into between Virage Logic and its directors and executive officers may be sufficiently broad to permit indemnification of Virage Logic’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Virage Logic also maintains director and officer liability insurance, to insure its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 16. Exhibits

Exhibit No.	Description

5.1	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Ernst & Young LLP, Independent Accountants
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.4	Consent of Heller Ehrman White & McAuliffe LLP (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

Item 17. Undertakings

(a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant’s Certificate of Incorporation and Bylaws, and the General Corporation Law of the State of Delaware, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Securities Act of 1933 in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California on September 24, 2002.

VIRAGE LOGIC CORPORATION

By:	/s/ Adam. A. Kablanian

Adam A. Kablanian, President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Adam A. Kablanian and James R. Pekarsky, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of September 24, 2002.

Signature	Title	Date

/s/ Adam. A. Kablanian Adam A. Kablanian	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	September 24, 2002

/s/ James R. Pekarsky James R. Pekarsky	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 24, 2002

/s/ Richard Elkus, Jr. Richard Elkus, Jr.	Director	September 24, 2002

/s/ Michael Hackworth Michael Hackworth	Director	September 24, 2002

/s/ Alexander Shubat Alexander Shubat	Vice President, Chief Technical Officer, Secretary and Director	September 24, 2002

/s/ Michael Stark Michael Stark	Director	September 24, 2002

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Ernst & Young LLP, Independent Accountants
23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants
23.4	Consent of Heller Ehrman White & McAuliffe LLP (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

II-4